Woodward Reports Second Quarter and Six-Month Fiscal Year 2011 Results

FORT COLLINS, CO -- (Marketwire - April 25, 2011) - Woodward, Inc. (NASDAQ: WWD) today reported financial results for its second quarter of fiscal year 2011. (All per share amounts are presented on a fully diluted basis.)

Second Quarter Fiscal 2011 Highlights

-- Net sales for the second quarter of 2011 were $418.9 million, an increase of 20 percent from $349.4 million in the second quarter of last year.
-- Earnings per share(1) were $0.46 in the second quarter of 2011, up 35 percent from $0.34 in the second quarter of last year.
-- Total EBIT(2) for the quarter was $52.7 million compared to
   $43.0 million in the second quarter of the prior year.
-- Free cash flow(3) for the second quarter of 2011 was $3.1 million, reflecting significant continued investment in working capital to support increasing demand.

"Woodward experienced continued market share growth in the second quarter as demand for our control systems increased and the economic recovery continued," said Thomas A. Gendron, Chairman and Chief Executive Officer. "Our sustained focus on product development and operational improvements should allow us to better meet increasing customer demands."

Net sales for the fiscal 2011 second quarter were $418.9 million, an increase of 20 percent from $349.4 million for the 2010 second quarter.

Net earnings(1) for the 2011 second quarter were $32.1 million, or $0.46 per share, compared with $24.1 million, or $0.34 per share, in the 2010 second quarter. Foreign currency exchange rates had a slight unfavorable impact on earnings for 2011's second quarter.

EBIT was $52.7 million for the second quarter of 2011 compared to $43.0 million for the second quarter of 2010. The current quarter EBIT was positively impacted by increased volumes but was partially offset by increased research and development costs and variable compensation. Research and development costs incurred in the second quarter of 2011 increased by $7 million, including variable compensation related to research and development, compared to the same quarter of the prior year. This reflects increased investment related to opportunities in most of our markets. Total variable compensation expense increased $7 million from the second quarter of 2010, including $1 million of variable compensation related to research and development.

Quarterly Segment Results

Turbine Systems

Turbine Systems' segment net sales for the second quarter of fiscal 2011, which include intersegment sales, were $169.9 million, an increase of 16 percent from $147.1 million for the second quarter a year ago. Segment earnings for the second quarter of 2011 increased to $40.6 million from $32.4 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 23.9 percent this quarter compared to 22.0 percent in the same quarter of the prior year.

The sales increase was attributable to improvements in both aerospace and industrial turbine original equipment and aftermarket demand. Segment earnings benefitted primarily from the increased sales volumes and operating leverage, partially offset by increased variable compensation and research and development costs.

Airframe Systems

Airframe Systems' segment net sales for the second quarter of fiscal 2011, which include intersegment sales, were $97.5 million, an increase of 7 percent from $90.9 million in the second quarter a year ago. Airframe Systems had segment earnings of $4.0 million, or 4.1 percent of segment net sales in the second quarter of 2011, compared to $5.0 million, or 5.5 percent of segment net sales, in the second quarter of 2010.

Segment sales reflected recovering demand for business and regional jets and a steady level of military sales, partially offset by a decline in development funding. While segment earnings improved significantly relative to the first quarter of 2011, earnings were down compared to 2010's second quarter. Compared to the prior year's second quarter, earnings were negatively affected by increased variable compensation, reduced customer funding for development and increased investment in research and development, which were partially offset by the volume increases and an improved mix of sales.

Electrical Power Systems

Electrical Power Systems' segment net sales for the second quarter of fiscal 2011, which include intersegment sales, were $72.9 million, an increase of 34 percent from $54.5 million for the second quarter a year ago. Segment earnings for this quarter were $5.3 million compared to $4.9 million for the same quarter last year. Segment earnings as a percent of segment net sales were 7.3 percent this quarter compared to 8.9 percent in the same quarter for the prior year.

Sales volumes increased across most product lines, particularly related to power station projects. Segment earnings benefitted from the increased volumes, partially offset by unfavorable mix and selling price changes. Earnings were also negatively affected by increased costs associated with variable compensation, development costs and the expansion of global production to support market share gains. Additionally, the segment addressed a $1.5 million field quality issue in the second quarter of 2011, which negatively impacted earnings, and no significant further costs are expected.

Engine Systems

Engine Systems' segment net sales for the second quarter of fiscal 2011, which include intersegment sales, were $108.2 million, an increase of 38 percent from $78.2 million for last year's second quarter. Segment earnings for this quarter increased to $10.2 million from $6.1 million for the same period a year ago. Segment earnings as a percent of segment net sales improved to 9.5 percent this quarter compared to 7.9 percent in the same quarter last year.

Engine Systems' sales increased substantially across all markets and product lines. Demand was particularly strong from Asian customers. Segment earnings improved largely due to the increased volumes, partially offset by increased investments in product development, and variable compensation expense, along with quarterly sales mix.

Nonsegment

Nonsegment expenses totaled $7.5 million for the second quarter of fiscal 2011, compared to $5.3 million for the same quarter last year. Nonsegment expenses were 1.8 percent of consolidated net sales for the second quarter of 2011 compared to 1.5 percent in the prior year quarter.

Year-to-Date Results

Net sales for the first six months of fiscal 2011 were $783.9 million, an increase of 14 percent from $688.7 million from the six month period last year.

Net earnings for the first six months of 2011 were $54.5 million, or $0.78 per share, compared with $46.4 million, or $0.66 per share, in the same period last year. Foreign currency exchange rates had a slight unfavorable impact on earnings for 2011's first six months.

Year-to-date EBIT was $90.6 million compared to $82.7 million in the same period of the prior year.

Cash Flow, Financial Position and Other Matters

Net cash generated from operating activities decreased to $20.2 million for the first six months of 2011 compared with $126.0 million for the same period of the prior year. Free cash flow was $0.1 million for the first six months of 2011 compared to free cash flow of $111.8 million for the same period in 2010. Cash flow for the first six months of 2011 reflected significantly increased investments in working capital, primarily inventory, anticipating higher levels of business activity. Capital expenditures for the first six months of 2011 were $20.1 million compared with $14.1 million in same period of 2010.

The ratio of debt-to-debt-plus-equity was 33.4 percent at March 31, 2011 compared to 36.7 percent at September 30, 2010. Total debt was reduced by $36.1 million during the first six months of 2011. Open market share repurchases totaled $6.8 million for the same period.

Outlook

"We continue to expect a stronger second half and continuing growth in 2012," stated Mr. Gendron. As a result, we continue to expect sales for fiscal 2011 to be in line with our original guidance of $1.55 billion to $1.65 billion, with earnings per share for 2011 to be between $1.75 and $1.90.

This outlook continues to reflect a projected increase in variable compensation expense from 2010 of approximately $26 million, or $0.25 per share at targeted levels.

Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from cash flows provided by operating activities, in reviewing the financial performance of Woodward's various business segments and evaluating cash levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net income, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

(1) Represents net earnings or earnings per share (as applicable) attributable to Woodward, Inc. (i.e., excluding any non-controlling interests).

(2) EBIT is defined as net earnings attributable to both Woodward, Inc. and any non-controlling interest before interest and taxes.

(3) Free cash flow is defined as cash provided by operating activities less capital expenditures.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, April 25, 2011 to provide an overview of the financial performance for the second quarter, business highlights, and outlook for the remainder of fiscal 2011. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-219-5631 (domestic) or 1-703-639-1122 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1522879. An audio replay will be available by telephone from 7:30 p.m. EDT on April 25, 2011 until 11:59 p.m. EDT on April 29, 2011. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1522879.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward

Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment. We serve the aerospace and defense, power generation and distribution, and transportation markets. Our systems and components optimize the performance of commercial aircraft; military aircraft, ground vehicles and other equipment; gas and steam turbines; wind turbines; reciprocating engines; and electrical power systems. The company's innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the recent instability of the credit markets and other adverse economic and industry conditions; any failure to fully comply with the U.S. Government's satisfaction, with any of the terms of the civil and criminal settlements related to the U.S. Department of Justice's prior investigation of the pre-June 2005 government contract pricing practices of MPC Products Corporation and the related administrative agreement with the U.S. Department of Defense; Woodward's ability to implement and realize the intended effects of its restructuring efforts; Woodward's ability to manage its expenses relative to sales; the ability of Woodward's suppliers to meet their obligations; Woodward's ability to integrate acquisitions and manage the costs related thereto; Woodward's debt obligations, debt service requirements, and any limitations regarding its ability to operate its business and pursue business strategies and incur additional debt in light of certain restrictive covenants in its outstanding debt documents; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2010 and any subsequently filed Quarterly Report Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED  CONSOLIDATED  STATEMENTS  OF  EARNINGS

                                Three-Months Ending     Six-Months Ending
                                      March 31,             March 31,
                                --------------------  --------------------
(Unaudited - in thousands
 except per share amounts)        2011       2010       2011       2010
                                ---------  ---------  ---------  ---------

Net sales                       $ 418,866  $ 349,352  $ 783,941  $ 688,660
                                ---------  ---------  ---------  ---------
Costs and expenses:
   Cost of goods sold             292,520    244,316    553,697    483,868
   Selling, general, and
    administrative expenses        38,445     34,130     71,111     66,965
   Research and development
    costs                          27,050     19,698     50,788     38,012
   Amortization of intangible
    assets                          8,542      8,655     17,085     17,836
   Interest expense                 6,299      7,324     12,800     15,575
   Interest income                    (85)      (120)      (208)      (230)
   Other (income) expense, net       (392)      (469)       706       (674)
                                ---------  ---------  ---------  ---------
Total costs and expenses          372,379    313,534    705,979    621,352
                                ---------  ---------  ---------  ---------
Earnings before income taxes       46,487     35,818     77,962     67,308
Income taxes                       14,397     11,642     23,473     20,686
                                ---------  ---------  ---------  ---------
Net earnings                       32,090     24,176     54,489     46,622
Net earnings attributable to
 non-controlling interests, net
 of tax                                 -       (108)         -       (198)
                                ---------  ---------  ---------  ---------
Net earnings attributable to
 Woodward                       $  32,090  $  24,068  $  54,489  $  46,424
                                =========  =========  =========  =========

Earnings per share amounts:
Basic earnings per share
 attributable to Woodward       $    0.47  $    0.35  $    0.79  $    0.68
Diluted earnings per share
 attributable to Woodward       $    0.46  $    0.34  $    0.78  $    0.66
                                =========  =========  =========  =========
Weighted average common shares
 outstanding:
Basic                              68,752     68,436     68,782     68,398
Diluted                            70,107     69,876     70,140     69,830
                                =========  =========  =========  =========
Cash dividends per share paid
 to Woodward common
 stockholders                   $    0.07  $    0.06  $    0.13  $    0.12
                                =========  =========  =========  =========

Woodward, Inc. and Subsidiaries
CONDENSED  CONSOLIDATED  BALANCE  SHEETS

                                                March 31,    September 30,
(Unaudited - in thousands)                        2011           2010
                                              -------------- --------------

Assets
   Current assets:
      Cash and cash equivalents               $       60,819 $      105,579
      Accounts receivable                            256,379        248,513
      Inventories                                    357,780        295,034
      Income taxes receivable                         16,139         18,170
      Deferred income tax assets                      32,704         33,689
      Other current assets                            24,933         18,157
                                              -------------- --------------
         Total current assets                        748,754        719,142
   Property, plant, and equipment-net                195,133        193,524
   Goodwill                                          439,554        438,594
   Intangible assets - net                           275,332        292,149
   Deferred income tax assets                          6,301          8,623
   Other assets                                       15,742         11,201
                                              -------------- --------------
Total assets                                  $    1,680,816 $    1,663,233
                                              ============== ==============

Liabilities and stockholders' equity
   Current liabilities:
      Short-term borrowings                   $          570 $       22,099
      Current portion of long-term debt               18,470         18,493
      Accounts payable                               104,507        107,468
      Income taxes payable                             6,991          5,453
      Accrued liabilities                            105,776        109,052
                                              -------------- --------------
         Total current liabilities                   236,314        262,565
   Long-term debt, less current portion              410,680        425,250
   Deferred income tax liabilities                    89,530         88,249
   Other liabilities                                  87,105         83,975
                                              -------------- --------------
   Total liabilities                                 823,629        860,039
   Stockholders' equity                              857,187        803,194
                                              -------------- --------------

Total liabilities and stockholders' equity    $    1,680,816 $    1,663,233
                                              ============== ==============

Woodward, Inc. and Subsidiaries
CONDENSED  CONSOLIDATED  STATEMENTS  OF  CASH FLOWS

                                                        Six-Months Ending
                                                            March 31,
                                                      --------------------
(Unaudited - in thousands)                              2011       2010
                                                      ---------  ---------

Net cash provided by operating activities             $  20,176  $ 125,981
                                                      ---------  ---------

Cash flows from investing activities:
Business acquisitions, net of cash acquired                   -    (25,000)
Payments for property, plant, and equipment             (20,124)   (14,136)
Proceeds from sale of other assets                           20        246
Proceeds from disposal of Fuel & Pneumatics product
 line                                                         -        660
                                                      ---------  ---------
Net cash used in investing activities                   (20,104)   (38,230)
                                                      ---------  ---------

Cash flows from financing activities:
Cash dividends paid                                      (8,948)    (8,207)
Proceeds from sales of treasury stock                     1,308      1,655
Payments for repurchases of common stock                 (6,837)         -
Excess tax benefits from stock compensation               2,236        541
Payments of long-term debt                              (14,569)  (108,569)
Borrowings on revolving lines of credit and
 short-term borrowings                                   28,207     32,715
Payments on revolving lines of credit and short-term
 borrowings                                             (46,278)   (32,715)
                                                      ---------  ---------
Net cash used in financing activities                   (44,881)  (114,580)
                                                      ---------  ---------
Effect of exchange rate changes on cash and cash
 equivalents                                                 49     (1,474)
                                                      ---------  ---------
Net change in cash and cash equivalents                 (44,760)   (28,303)
Cash and cash equivalents at beginning of period        105,579    100,863
                                                      ---------  ---------
Cash and cash equivalents at end of period            $  60,819  $  72,560
                                                      =========  =========

Woodward, Inc. and Subsidiaries
CONDENSED  CONSOLIDATED  STATEMENTS  OF  EARNINGS

                    Three-Months Ending             Six-Months Ending
                          March 31,                     March 31,
                ----------------------------  ----------------------------
(Unaudited - in
 thousands)         2011           2010           2011           2010
                -------------  -------------  -------------  -------------
Segment net
 sales*:
Turbine Systems $     169,923  $     147,113  $     323,587  $     289,529
Airframe
 Systems               97,457         90,873        181,096        182,600
Electrical
 Power Systems         72,880         54,527        134,507        111,330
Engine Systems        108,163         78,223        200,222        146,102
                -------------  -------------  -------------  -------------
Total segment
 net sales      $     448,423  $     370,736  $     839,412  $     729,561
                =============  =============  =============  =============
Intersegment
 net sales:
Turbine Systems $      (3,024) $      (2,269) $      (5,734) $      (4,599)
Airframe
 Systems                 (473)          (613)        (1,385)        (1,291)
Electrical
 Power Systems        (15,727)       (10,863)       (29,128)       (18,785)
Engine Systems        (10,333)        (7,639)       (19,224)       (16,226)
                -------------  -------------  -------------  -------------
Total
 consolidated
 net sales      $     418,866  $     349,352  $     783,941  $     688,660
                =============  =============  =============  =============
Segment
 earnings**:
Turbine Systems $      40,618  $      32,355  $      77,084  $      64,429
As a percent of
 segment sales           23.9%          22.0%          23.8%          22.3%
Airframe
 Systems                4,044          4,976           (977)         7,385
As a percent of
 segment sales            4.1%           5.5%          -0.5%           4.0%
Electrical
 Power Systems          5,286          4,859         10,196         12,182
As a percent of
 segment sales            7.3%           8.9%           7.6%          10.9%
Engine Systems         10,234          6,147         18,296          9,382
As a percent of
 segment sales            9.5%           7.9%           9.1%           6.4%
                -------------  -------------  -------------  -------------
Total segment
 earnings              60,182         48,337        104,599         93,378
Nonsegment
 expenses              (7,481)        (5,315)       (14,045)       (10,725)
                -------------  -------------  -------------  -------------
EBIT                   52,701         43,022         90,554         82,653
Interest
 expense, net          (6,214)        (7,204)       (12,592)       (15,345)
                -------------  -------------  -------------  -------------
   Consolidated
    earnings
    before
    income
    taxes       $      46,487  $      35,818  $      77,962  $      67,308
                =============  =============  =============  =============

Capital
 expenditures   $       9,911  $       5,156  $      20,124  $      14,136
Depreciation
 expense                9,970         10,403         20,324         20,158
                =============  =============  =============  =============
*This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.
**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION  OF  NET  EARNINGS  TO  EBIT  AND  EBITDA

                                Three-Months Ending     Six-Months Ending
                                      March 31,             March 31,
                                --------------------  --------------------
(Unaudited - in thousands)        2011       2010       2011       2010
                                ---------  ---------  ---------  ---------
Net earnings                    $  32,090  $  24,176  $  54,489  $  46,622
Income taxes                       14,397     11,642     23,473     20,686
Interest expense                    6,299      7,324     12,800     15,575
Interest income                       (85)      (120)      (208)      (230)
                                ---------  ---------  ---------  ---------
EBIT                               52,701     43,022     90,554     82,653
Amortization of intangible
 assets                             8,542      8,655     17,085     17,836
Depreciation expense                9,970     10,403     20,324     20,158
                                ---------  ---------  ---------  ---------
EBITDA                          $  71,213  $  62,080  $ 127,963  $ 120,647
                                =========  =========  =========  =========

EBIT (earnings before interest and taxes) and EBITDA (earnings before interest, taxes, depreciation, and amortization) are non-U.S. GAAP financial measures. Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Securities analysts, investors, and others frequently use EBIT and EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net income, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Management's calculations of EBIT and EBITDA may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Woodward, Inc. and Subsidiaries
RECONCILIATION  OF  CASH  FLOW  FROM  OPERATIONS TO FREE CASH FLOW

                                                        Six-Months Ending
                                                            March 31,
                                                      --------------------
(Unaudited - in thousands)                              2011       2010
                                                      ---------  ---------

Net cash provided by operating activities             $  20,176  $ 125,981
Capital expenditures                                    (20,124)   (14,136)
                                                      ---------  ---------
Free cash flow                                        $      52  $ 111,845
                                                      =========  =========

Free cash flow is a non-U.S. GAAP financial measure. Management uses free cash flow, which is derived from cash flows provided by operating activities, in reviewing the financial performance of Woodward's various business segments and evaluating cash levels. Securities analysts, investors, and others frequently use free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of this non-U.S. GAAP financial measure is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculation of free cash flow may differ from similarly titled measures used by other companies, limiting its usefulness as a comparative measure.

CONTACT:
Robert F. Weber, Jr.
Chief Financial Officer and Treasurer
970-498-3112

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058